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                                                                     EXHIBIT 11

                        EARNINGS PER SHARE COMPUTATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                          THREE MONTH PERIOD             SIX MONTH PERIOD
                                                             ENDED JUNE 30,               ENDED JUNE 30,
                                                        ----------------------        ----------------------
                                                          2000           1999           2000          1999
                                                        -------        -------        -------        -------
EARNINGS PER COMMON AND DILUTIVE
    POTENTIAL SHARE:

    Net Income                                          $ 5,840        $ 8,124        $11,195        $16,874
                                                        =======        =======        =======        =======
    Shares:
    Weighted average number of common
       shares outstanding - Basic                        26,615         26,683         26,705         26,632
    Effect of dilutive securities (a):
       Stock options                                        344            337            322            321
                                                        -------        -------        -------        -------
           Adjusted common shares - Diluted              26,959         27,020         27,027         26,953
                                                        =======        =======        =======        =======

EARNINGS PER SHARE - DILUTED                            $  0.22        $  0.30        $  0.41        $  0.63
                                                        =======        =======        =======        =======


(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive potential shares.